Exhibit 99.1

REMARKETING TERMS SUMMARY

On April 25, 2013 (absent a Failed Remarketing), the class A-6 notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-6 notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing prospectus supplement dated April 19, 2013):

Original principal amount	$280,825,000(1)
Current outstanding principal amount	$280,825,000(1)
Principal amount being remarketed	$280,825,000(1)
Remarketing Terms Determination Date	April 15, 2013
Notice Date(2)	April 17, 2013
Spread Determination Date(3)	April 19, 2013
Current Reset Date	April 25, 2013
All Hold Rate	N/A(4)
Next applicable reset date	N/A(5)
Interest rate mode	Floating
Index	Three-Month LIBOR(6)
Spread	Plus 0.55%
Day-count basis	Actual/360
Weighted average remaining life	(7)

(1)  The class A-6 notes were originally issued in Euros and their initial outstanding principal balance is equal to €235,000,000.  The U.S. Dollar equivalent of this principal balance has been calculated using an exchange rate equal to $1.1950 = €1.00.
(2)  The class A-6 notes were denominated in a non-U.S. Dollar currency during their current reset period and therefore, pursuant to their terms, the class A-6 notes are subject to a mandatory tender.
(3)   The applicable Spread was determined on April 19, 2013.
(4)    Because the class A-6 notes are subject to a mandatory tender, the All Hold Rate is not applicable.
(5)   Absent a failed remarketing, there will be no subsequent reset dates for the class A-6 notes.
(6)   Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus dated April 2, 2013.
(7)   The projected weighted average lives of the class A-6 notes to maturity under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Class A-6 Notes” included as Exhibit I attached to the remarketing prospectus supplement dated April 19, 2013.